Exhibit 99.1

PRESS RELEASE

Contact:
Investor Relations	(215) 981-7537

COMCAST ANNOUNCES THREE-FOR-TWO STOCK SPLIT

Philadelphia, PA – February 1, 2007... Comcast Corporation announced today that its Board of Directors has approved a three-for-two stock split in the form of a 50% stock dividend payable on February 21, 2007 to shareholders of record on February 14, 2007.

The stock dividend will be an additional 0.5 share for every share held and will be payable in shares of Class A Common Stock (CMCSA) on the existing CMCSA shares and payable in shares of Class A Special Common Stock (CMCSK) on the existing CMCSK and Class B Common Stock shares. Cash will be paid in lieu of fractional shares. The additional shares will be distributed by book-entry. Shareholders will be entitled to receive physical stock certificates upon request. Comcast expects its common stock to begin trading ex-dividend on February 22, 2007.

As of December 31, 2006 Comcast had outstanding approximately 697 million shares of CMCSK, 1.374 billion shares of CMCSA and 9 million shares of Class B Common Stock. Upon completion of the split, the outstanding shares of CMCSK and CMCSA will increase to approximately 1.050 billion and 2.060 billion, respectively.

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About Comcast:

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation’s leading provider of cable, entertainment and communications products and services. With 24.2 million cable customers, 11.5 million high-speed Internet customers, and 2.5 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable systems and in the delivery of programming content.

Comcast’s content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, VERSUS, G4, AZN Television, PBS KIDS Sprout, TV One and four regional Comcast SportsNets. Comcast also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

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